Exhibit 99.1

Royal Gold Reports Strong Start to 2024 with Significant Liquidity Increase
DENVER, COLORADO. MAY 8, 2024: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $47.2 million, or $0.72 per share, for the quarter ended March 31, 2024, ("first quarter") on revenue of $148.9 million and operating cash flow of $138.3 million. Adjusted net income[1] was $59.8 million, or $0.91 per share.
“Our portfolio performed well during the first quarter and we started 2024 off on a positive note,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Our low and stable cost structure meant that we were able to benefit from the record gold price and our underlying cash flow from operations was solid for the quarter. In addition, we received payments from Centerra and MMG during the quarter, which combined with our cash flow, allowed us to repay $175 million of debt already in 2024. We have now rebuilt our available liquidity to approximately $1 billion."
"During the quarter we also announced an additional agreement with Centerra that we expect will unlock significant long-term value from the large resource base around the Mount Milligan mine," continued Mr. Heissenbuttel. "We were able to complete a mutually beneficial agreement, and we are looking forward to seeing how Centerra progresses its plans to surface the upside at Mount Milligan and add to the mine life beyond 2035."
Recent Portfolio Developments
Principal Property Updates
Notable recent updates as reported by the operators of our Principal Properties include:

First Quarter 2024 Highlights:
•Solid financial results with revenue of $148.9 million, operating cash flow of $138.3 million and earnings of $47.2 million
•Revenue split: 75% gold, 13% silver, 9% copper
•Sales volume of 71,900 GEOs[2]
•Sustained high adjusted EBITDA margin[1] of 79%
•Repaid $100 million of debt, reducing total debt to $150 million
•Total available liquidity increased to $966 million
•Paid quarterly dividend of $0.40 per share, a 7% increase over the prior year period
•Additional Mount Milligan agreement provides near-term consideration in return for long-term support that allows for an extended mine life
•Received repayment of $37.0 million Khoemacau loan facility
Post Quarter Events:
•Repaid $75 million of debt, further reducing total debt to $75 million

Preliminary Economic Assessment Underway to Extend Mount Milligan Mine Life Beyond 2035
On February 13, 2024, we entered into a Processing Cost Support Agreement with Centerra Gold Inc. (“Centerra”) that provides near-term cash and gold consideration to Royal Gold in return for long-term cost support that allows an extension of the mine life of Mount Milligan to 2035 and the potential for future increases in mine life beyond 2035. With the announcement of the agreement, Centerra described a three-part strategy to further increase the Mount Milligan mine life that includes the completion of a Preliminary Economic Assessment (“PEA”) in the first half of 2025 to evaluate mine life extension opportunities, further exploration drilling, and a site optimization program that began in the fourth quarter of 2023.
On February 22, 2024, Centerra confirmed 2024 production guidance for Mount Milligan. Centerra expects gold production of between 180,000 and 200,000 ounces, which, at the midpoint, is 23% higher than last year’s production. This is mainly due to mine sequencing and higher gold grades. Copper production is expected to be between 55 million and 65 million pounds, which, at the midpoint, is 3% lower than last year’s production. Both gold and copper production are expected to be evenly weighted throughout the year. Royal Gold receives gold stream deliveries based on a 97% payability factor, and copper stream deliveries based on a payability factor of the greater of 95% or the actual payability

[1] Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.
[2] See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

rate received by Centerra. There is an approximate 5 month lag between mine site production and stream deliveries to Royal Gold due to the normal-course timing of shipments and deliveries.
Official Opening of the Goldrush Mine and Overall Production On Track to Deliver on 2024 Guidance at the Cortez Complex
On April 25, 2024, Barrick Gold Corporation ("Barrick") announced the official opening of the Goldrush underground mine in the Cortez Complex. Barrick reported that Goldrush is on track to produce 130,000 ounces of gold this year, with ramp-up to progressively increase each quarter over 2024, and is expected to reach commercial production in 2026. Barrick expects Goldrush to have a 24-year mine life, with production expected to grow to approximately 400,000 ounces per year by 2028 (100% basis).
On May 1, 2024, Barrick further reported that production from the Cortez Complex delivered on plan in the first quarter. Barrick continues to expect 2024 gold production of approximately 620,000 to 680,000 ounces (100% basis), with production affected by lower oxide grades and tonnes at Crossroads, over which Royal Gold has an approximate 9.4% GSR equivalent royalty rate, partially offset by a higher contribution from Goldrush, over which Royal Gold has an approximate 1.6% GSR royalty rate.
Plant Expansion Construction Complete with Ramp-Up to Commence at Pueblo Viejo
On May 1, 2024, Barrick provided an update on the plant expansion and mine life extension project at Pueblo Viejo. According to Barrick, process plant construction has been completed with the focus now on increasing production from the crushing and milling circuits and operational stability and recovery improvements in the flotation circuit. Reconstruction of the ore stockpile feed conveyor was completed in April, which will allow the plant to commence throughput ramp-up in the second quarter. With respect to the mine life extension project, Barrick reported that the technical and social studies for additional tailings storage capacity at the El Naranjo facility continued to advance and the feasibility study is due for completion in the third quarter of 2024.
Silver stream deliveries were approximately 218,200 ounces for the first quarter compared to 362,300 ounces for the prior year quarter, and an additional 123,300 ounces of silver deliveries were deferred during the current period. As of March 31, 2024, approximately 966,000 ounces remain deferred, and the timing for the delivery of the entire deferred amount is uncertain. We expect that silver recoveries could remain highly variable and material deliveries of deferred silver ounces are not expected until the expanded plant is running at full production levels. We do not expect material deliveries of the outstanding balance of deferred silver in 2024.
Barrick continues to expect its share of 2024 gold production to remain in the range of 420,000 to 490,000 ounces for 2024.
Continued Water Restrictions at Andacollo
On April 25, 2024, Teck reported that Andacollo continues to face extreme drought conditions, and continued water restrictions resulted in lower tonnes milled in the first quarter. According to Teck, it continues to assess steps that can be taken to mitigate these water restriction risks, with a solution expected to be in place in 2025. As a result, and with the benefit of higher-grade ore, production is expected to increase between 2025 and 2027, compared to 2024. Gold and copper grades are relatively well correlated at Andacollo and gold production tends to track copper production.
Teck expects that 2024 gold production from Andacollo will range between 18,000 and 24,000 ounces. Royal Gold receives stream deliveries based on a fixed payability factor of 89%, and there is an approximate 5 month lag between mine site production and stream deliveries to Royal Gold due to the normal-course timing of shipments and deliveries.
Peñasquito Gold Production Weighted to Second Half of 2024
On April 25, 2024, Newmont reported that it expects gold production at the Peñasquito mine in Mexico to be weighted approximately 60% toward the second half of 2024, with higher gold production from the Peñasco pit in the fourth quarter of 2024 and into 2025.
Newmont also reported that there is no change to the 2024 production guidance at Peñasquito of 250,000 ounces of gold, 34 million ounces of silver, 95,000 tonnes of lead and 245,000 tonnes of zinc.
Completion of Ownership Change of Khoemacau and Repayment of Debt Facility
On March 22, 2024, MMG Limited (“MMG”) completed its acquisition of Cuprous Capital, the parent company that owns the Khoemacau mine in Botswana. As part of the transaction, MMG repaid a subordinated debt facility that Royal Gold made available to the previous owner during construction. Including capitalized interest, the amount repaid was approximately $37.0 million.

MMG expects payable silver production in 2024 at Khoemacau to range between 1.2 to 1.4 million ounces, which is below the average life of mine production of 1.8 to 2.0 million ounces per year due to lower silver grades in the upper portion of the Zone 5 deposit and the top-down mining sequence. Royal Gold receives stream deliveries based on a fixed payability factor of 90%.
Other Property Updates
Notable recent updates as reported by the operators of other select portfolio assets include:
Producing Properties
Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) announced on May 7, 2024, that commercial production has been declared at the Bellevue Gold mine in Western Australia. Bellevue reported that gold production of 37,338 ounces in the first quarter positions the company to achieve production guidance of 75,000-85,000 ounces for the six months ended June 30, 2024, and expects to publish fiscal year 2025 guidance as part of its multi-year outlook in July 2024. Bellevue also announced that a scoping study has commenced to review expanding the plant to 1.5 million tonnes per year, a 50% increase, with completion expected in the first half of calendar 2025.
Gwalia (1.5% NSR royalty) and Ulysses (0.9% NSR royalty): On April 18, 2024, Genesis Minerals Limited (“Genesis”), owner of the Gwalia mine and Ulysses development project in Western Australia, provided an update on the production growth strategy to fill the under-utilized Gwalia mill. At the Gwalia mine, Genesis reported that paste-filling of multiple large stopes in the “Heart of Gold” was completed during the first quarter, which should allow for production from adjacent high-grade stopes during the June 2024 quarter. At Ulysses, Genesis reported that the access portal was cut in the first quarter and the decline had advanced approximately 42 meters. Genesis is targeting production from Gwalia of approximately 120,000 to 140,000 ounces per year, and the ramp-up of the shallow Ulysses underground mine has the potential to increase production to approximately 195,000 ounces per year.
Wharf (2% GSR royalty): On February 21, 2024, Coeur Mining, Inc. ("Coeur") provided 2024 gold production guidance for the Wharf mine in South Dakota of 86,000 to 96,000 ounces. Coeur also reported that exploration at Wharf in 2024 is focused on adding mineral reserves.
Xavantina (25% gold stream): On May 7, 2024, Ero Copper Corp. ("Ero") announced that 2024 gold production guidance for the Xavantina mine in Brazil is increasing to 60,000 to 65,000 ounces from the previous range of 55,000 to 60,000 ounces. According to Ero, record first quarter gold production was driven by favorable grade reconciliations that have continued into the current quarter, and while this trend may continue, Ero is projecting a reversion to long-term block model grades for planned mining areas in the second half of 2024.
Development and Evaluation Properties
Côté Gold (1% NSR royalty): IAMGOLD Corporation ("IAMGOLD") reported achievement of the first gold pour at the Côté Gold Project in Ontario on March 31, 2024, with the next step focused on the ramp up of the operation to commercial production in the third quarter of 2024. Royal Gold's royalty covers approximately 70% of the resource area at the Côté Gold Project.
Fourmile (approximate 1.6% GSR royalty): Barrick provided an update of activity at the Fourmile Project in the Cortez Complex in Nevada on May 1, 2024. Barrick is targeting the extension of the existing mineral resources through the Sophia and Dorothy targets and assessing options for an independent exploration decline. Barrick is planning to spend approximately $40 million in 2024 on drilling, evaluation and modeling with the intention to commence a pre-feasibility study at the end of 2024.
Mara Rosa (1.0% NSR and 1.75% NSR royalties): On April 24, 2024, Hochschild Mining PLC (“Hochschild”) provided an update on the Mara Rosa Project in Brazil. According to Hochschild, Mara Rosa produced approximately 1,060 ounces of gold in the first quarter following the first gold pour on February 21, 2024, and commercial production is expected to be achieved in the next few weeks. Hochschild previously provided 2024 gold production guidance of 83,000 to 93,000, and is targeting production of approximately 100,000 ounces per year for the first four years of operations.
Great Bear (2% NSR royalty): Kinross Gold Corporation (“Kinross”) provided an update on activity at the Great Bear Project in Ontario on May 7, 2024. Kinross reported that recent exploration results show the extension of mineralization at depth across multiple zones. Kinross also reported that it continues to advance technical studies and is on track to release a PEA in the second half of 2024, and expects to file its Impact Statement with permitting authorities in the first half of 2025.
Manh Choh (3% NSR royalty and 28% NSR royalty on silver): According to an update on May 7, 2024, provided by Kinross, the operator and 70% owner of the Manh Choh Project in Alaska, ore and waste mining is ongoing and transportation of ore to the Fort Knox mine, where the ore will be processed, continues to ramp up. Kinross reported that it is on track for first production from Manh Choh early in the third quarter of 2024.
First Quarter 2024 Overview
In the first quarter, we recorded net income and comprehensive income of $47.2 million, or $0.72 per basic and diluted share, as compared to net income of $63.9 million, or $0.97 per basic and diluted share, for the three months ended March 31, 2023. The decrease in net income was primarily attributable to lower revenue and higher income tax expense, as discussed below.
For the first quarter, we recognized total revenue of $148.9 million, comprised of stream revenue of $102.5 million and royalty revenue of $46.4 million at an average gold price of $2,070 per ounce, an average silver price of $23.34 per ounce and an average copper price of $3.83 per pound. This is compared to total revenue of $170.4 million for the three months ended March 31, 2023, comprised of stream revenue of $115.0 million and royalty revenue of $55.4 million, at an average gold price of $1,890 per ounce, an average silver price of $22.55 per ounce and an average copper price of $4.05 per pound.
The decrease in our total revenue resulted primarily from lower gold production at the Cortez Legacy Zone, lower gold and copper sales at Mount Milligan and lower gold and silver sales at Pueblo Viejo. These decreases were partially offset by higher average gold and silver prices and higher gold sales from Wassa and Xavantina when compared to the prior year period.
Cost of sales, which excludes depreciation, depletion and amortization ("DD&A"), decreased to $21.8 million for the three months ended March 31, 2024, from $25.0 million for the three months ended March 31, 2023. The decrease, when compared to the prior year quarter, was primarily due to lower gold and copper sales at Mount Milligan. Cost of sales is specific to our stream agreements and is the result of our purchase of metal for a cash payment that, in most cases, is a set contractual percentage of the spot price.
DD&A decreased to $38.8 million for the first quarter, from $46.3 million for the three months ended March 31, 2023. The decrease was primarily due to lower depletion rates and lower gold and copper sales at Mount Milligan in the first quarter. The decrease was also due to lower gold production at the Cortez Legacy Zone compared to the prior year period.
Interest and other expense decreased to $4.6 million for the first quarter, from $9.2 million for the three months ended March 31, 2023. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility compared to the prior year period. We had $150 million outstanding under our revolving credit facility as of March 31, 2024, compared to $500 million outstanding as of March 31, 2023. The all-in borrowing rate under our revolving credit facility was 6.5% as of March 31, 2024, compared to 6.2% for the comparable prior year period.
For the first quarter, we recorded income tax expense of $27.0 million, compared with income tax expense of $15.9 million for the three months ended March 31, 2023. The income tax expense resulted in an effective tax rate of 36.4% in the current period, compared with 19.9% for the three months ended March 31, 2023. The first quarter included a $13.0 million discrete U.S. GILTI income tax expense related to consideration received from the Mount Milligan Cost Support Agreement.
Net cash provided by operating activities totaled $138.3 million for the first quarter, compared to $108.7 million for the three months ended March 31, 2023. The increase, when compared to the prior year period, was primarily due to cash proceeds of $24.5 million received for the Mount Milligan Cost Support Agreement and $12.0 million of interest from the repayment of the Khoemacau debt facility. This increase was partially offset by lower cash receipts from the stream and royalty segments when compared to the prior year period.
Net cash provided by investing activities totaled $23.6 million for the first quarter, compared to net cash used in investing activities of $0.2 million for the three months ended March 31, 2023. The change from the comparable prior year period was primarily due to the Khoemacau debt facility principal repayment of $25 million.
Other Corporate Updates
Total Available Liquidity Increases to Approximately $966 Million at the end of the First Quarter
On March 6, 2024, we repaid $100 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in $150 million outstanding and $850 million available as of March 31, 2024. Total liquidity at the end of the first quarter increased to approximately $966 million, which consisted of $116 million of working capital and the $850 million undrawn amount available under the revolving credit facility.

After the end of the first quarter, we repaid a further $75 million of outstanding borrowings on the credit facility from cash flow and the proceeds of the repayment of the Khoemacau debt facility as described above. These payments were $25 million on April 8, 2024, and $50 million on May 8, 2024, reducing the outstanding revolver balance to $75 million.
Property Highlights
A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the quarters ended March 31, 2024 and March 31, 2023. Table 2 shows stream metal sales and metal sales attributable to the Company’s royalty interests for the Company’s principal stream and royalty properties. Table 3 shows Royal Gold's 2024 sales volume guidance and year to date sales volume achieved. Stream segment purchases and sales for the quarters ended March 31, 2024 and March 31, 2023 and inventories for March 31, 2024 and December 31, 2023 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended March 31, 2024, compared to the quarter ended March 31, 2023, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE
Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of March 31, 2024, the Company owned interests on 177 properties on five continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter 2024 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Senior Vice President, Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(303) 573-1660	Access Code:	251350

Note: Management’s conference call reviewing the first quarter 2024 results will be held on Thursday,	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

May 9, 2024, at 12:00 pm Eastern Time (10:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.
Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.
Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: our expected financial performance and outlook, including our 2024 guidance; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, estimates of mineral resources and mineral reserves, developments relating to their properties and operations, and asset assessments; and the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo.
Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and mineral reserves and mineral resources (including updated mineral reserve and mineral resource information), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, other adverse government or court actions, or operational disruptions; contractual issues involving our stream or royalty agreements; the timing of deliveries of metals from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests;

environmental risks, including those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; impact of health epidemics and pandemics; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our most recent Annual Report on Form 10-K. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward-looking statements.
Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.
Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.
Certain information in this press release concerning the Khoemacau Copper Project was provided to the Company by Khoemacau Copper Mining (Pty.) Limited, the former privately held operator of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely unduly upon this information.

TABLE 1
Revenue by Stream and Royalty Interests for First Quarter 2024 and 2023
(In thousands)

			Three Months Ended March 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2024	2023
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$34,995	$46,656
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,709	10,325
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$17,760	$22,358
Andacollo	Gold	100% of payable gold	11,689	12,934
Xavantina	Gold	25% of gold produced	9,274	5,179
Africa
Khoemacau	Silver	100% of payable silver	$7,758	$9,153
Wassa	Gold	10.5% of payable gold	11,343	7,353
Bogoso and Prestea	Gold	5.5% of payable gold	—	1,032
Total stream revenue			$102,528	$114,990
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,139	$1,497
Red Chris	Gold, copper	1.0% NSR	2,617	3,170
LaRonde Zone 5	Gold	2.0% NSR	808	548
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	(29)	740
Williams	Gold	0.97% NSR	351	344
Other-Canada	Various	Various	245	292
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$13,365	$23,087
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	4,411	3,206
Robinson	Gold, copper	3.0% NSR	1,783	2,718
Marigold	Gold	2.0% NSR	1,406	1,171
Leeville	Gold	1.8% NSR	1,485	958
Wharf	Gold	0.0%-2.0% sliding-scale GSR	821	581
Goldstrike	Gold	0.9% NSR	496	497
Other-United States	Various	Various	312	1,363
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$9,229	$7,433
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,539	1,861
El Limon	Gold	3.0% NSR	1,310	1,201
Other-Latin America	Various	Various	111	338
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,899	$1,533
King of the Hills	Gold	1.5% NSR	1,190	850
Gwalia	Gold	1.5% NSR	771	798
Bellevue	Gold	2.0% NSR	578	—
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	33	536
Other-Australia	Various	Various	504	383
Europe
Las Cruces	Copper	1.5% NSR (copper)	$-	$297
Total royalty revenue			$46,374	$55,402
Total revenue			$148,902	$170,392
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2
Stream Metal and Royalty Sales for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Mar. 31, 2024		Dec. 31, 2023		Sep. 30, 2023		Jun. 30, 2023		Mar. 31, 2023
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	12,500	oz	14,000	oz	11,300	oz	17,500	oz	15,200	oz
		18.75% of payable copper	Copper	2.5	Mlb	2.4	Mlb	3.2	Mlb	1.7	Mlb	4.5	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	6,200	oz	5,000	oz	6,800	oz	7,400	oz	7,900	oz
		75% of Barrick's interest in payable silver[3]	Silver	223,000	oz	171,100	oz	150,700	oz	362,200	oz	337,900	oz
Andacollo	Teck	100% of payable gold	Gold	5,700	oz	7,000	oz	7,500	oz	4,000	oz	7,000	oz
Khoemacau	MMG	100% of payable silver	Silver	332,000	oz	323,800	oz	386,100	oz	373,000	oz	404,100	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	68,700	oz	111,900	oz	98,800	oz	68,100	oz	117,200	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	124,900	oz	156,600	oz	120,000	oz	111,500	oz	106,600	oz
Peñasquito	Newmont Corporation	2.0% NSR	Gold	44,000	oz	25,900	oz	-	oz	48,100	oz	55,600	oz
			Silver	9.8	Moz	4.6	Moz	-	Moz	6.0	Moz	6.1	Moz
			Lead	64.9	Mlb	34.9	Mlb	-	Mlb	35.6	Mlb	36.4	Mlb
			Zinc	134.8	Mlb	33.5	Mlb	-	Mlb	89.7	Mlb	99.2	Mlb
1Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3
2024 Sales Volume Guidance and Year to Date Sales Volume Achieved

		2024 Guidance	Metal Sales by Segment for the Three Months Ended March 31, 2024
			Stream Sales[1]	Royalty Sales[2]	Total Sales

Gold	(oz)	215,000 - 230,000	38,100	16,182	54,282
Silver	(M oz)	3.2-3.8	0.6	0.2	0.8
Copper	(M lb)	14.0 - 16.0	2.5	0.9	3.4
Other Metals	(M)	$17.0 - $20.0	N/A	$4.9	$4.9

1. Stream Sales represents physical metal sold.
2. Royalty Sales represents royalty revenue divided by the average metal price for the period.

TABLE 4
Stream Segment Summary

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023		As of March 31, 2024	As of December 31, 2023
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	15,200	12,500	13,900	15,200	6,700	4,000
Pueblo Viejo	5,800	6,200	7,400	7,900	5,800	6,200
Andacollo	4,900	5,700	5,200	7,000	—	800
Other	13,800	13,700	13,200	12,000	4,300	4,200
Total	39,700	38,100	39,700	42,100	16,800	15,200

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023		As of March 31, 2024	As of December 31, 2023
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	298,500	332,000	427,500	404,100	101,900	135,300
Pueblo Viejo	218,200	223,000	362,300	337,900	218,200	223,000
Other	84,600	80,000	69,400	66,200	29,300	24,800
Total	601,300	635,000	859,200	808,200	349,400	383,100

	Three Months Ended March 31, 2024		Three Months Ended March 31, 2023		As of March 31, 2024	As of December 31, 2023
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.4	2.5	3.6	4.5	0.9	—

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited, in thousands except share data)

	March 31, 2024	December 31, 2023
ASSETS
Cash and equivalents	$137,950	$104,167
Royalty receivables	38,757	48,884
Income tax receivable	3,109	2,676
Stream inventory	11,417	9,788
Prepaid expenses and other	1,815	1,911
Total current assets	193,048	167,426
Stream and royalty interests, net	3,038,495	3,075,574
Other assets	81,765	118,057
Total assets	$3,313,308	$3,361,057
LIABILITIES
Accounts payable	$11,599	$11,441
Dividends payable	26,311	26,292
Income tax payable	22,022	15,557
Other current liabilities	17,213	19,132
Total current liabilities	77,145	72,422
Debt	146,187	245,967
Deferred tax liabilities	133,934	134,299
Mount Milligan support liability	25,000	—
Other liabilities	7,676	7,728
Total liabilities	389,942	460,416
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,648,831 and 65,631,760 shares outstanding, respectively	656	656
Additional paid-in capital	2,223,021	2,221,039
Accumulated earnings	687,377	666,522
Total Royal Gold stockholders’ equity	2,911,054	2,888,217
Non-controlling interests	12,312	12,424
Total equity	2,923,366	2,900,641
Total liabilities and equity	$3,313,308	$3,361,057

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited, in thousands except for per share data)

	Three Months Ended
	March 31, 2024	March 31, 2023
Revenue	$148,902	$170,392
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	21,751	25,020
General and administrative	11,412	11,000
Production taxes	1,449	1,989
Depreciation, depletion and amortization	38,765	46,328
Total costs and expenses	73,377	84,338
Operating income	75,525	86,055
Fair value changes in equity securities	447	799
Interest and other income	2,977	2,263
Interest and other expense	(4,607)	(9,175)
Income before income taxes	74,342	79,942
Income tax expense	(27,033)	(15,871)
Net income and comprehensive income	47,309	64,071
Net income and comprehensive income attributable to non-controlling interests	(143)	(196)
Net income and comprehensive income attributable to Royal Gold common stockholders	$47,166	$63,875
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.72	$0.97
Basic weighted average shares outstanding	65,637,428	65,594,977
Diluted earnings per share	$0.72	$0.97
Diluted weighted average shares outstanding	65,740,260	65,709,095
Cash dividends declared per common share	$0.400	$0.375

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited, in thousands)

	Year Ended
	March 31, 2024	March 31, 2023
Cash flows from operating activities:
Net income and comprehensive income	$47,309	$64,071
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	38,765	46,328
Non-cash employee stock compensation expense	2,988	2,636
Fair value changes in equity securities	(447)	(799)
Deferred tax expense	648	1,092
Other	222	214
Changes in assets and liabilities:
Royalty receivables	10,127	2,471
Stream inventory	(1,629)	1,056
Income tax receivable	(433)	1,342
Prepaid expenses and other assets	10,763	(914)
Accounts payable	158	1,166
Income tax payable	6,465	(7,840)
Mount Milligan support liability	25,000	—
Other liabilities	(1,652)	(2,168)
Net cash provided by operating activities	$138,284	$108,655
Cash flows from investing activities:
Acquisition of stream and royalty interests	(1,104)	—
Proceeds from Khoemacau debt facility	25,000	—
Other	(305)	(197)
Net cash provided by (used in) investing activities	$23,591	$(197)
Cash flows from financing activities:
Repayment of debt	(100,000)	(75,000)
Net payments from issuance of common stock	(1,369)	(397)
Common stock dividends	(26,292)	(24,629)
Other	(431)	(202)
Net cash used in financing activities	$(128,092)	$(100,228)
Net increase in cash and equivalents	33,783	8,230
Cash and equivalents at beginning of period	104,167	118,586
Cash and equivalents at end of period	$137,950	$126,816

Schedule A – Non-GAAP Financial Measures and Certain Other Measures
Overview of non-GAAP financial measures:
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.
We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this release or elsewhere include the following:
1.Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.
Reconciliation of non-GAAP financial measures to U.S. GAAP measures
Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended March 31,
(amounts in thousands)	2024	2023
Net income and comprehensive income	47,309	$64,071
Depreciation, depletion and amortization	38,765	46,328
Non-cash employee stock compensation	2,988	2,636
Fair value changes in equity securities	(447)	(799)
Interest and other, net	1,630	6,912
Income tax expense	27,033	15,871
Non-controlling interests in operating income of consolidated subsidiaries	(143)	(196)
Adjusted EBITDA	$117,135	$134,823
Net income margin	32%	38%
Adjusted EBITDA margin	79%	79%

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2024	2023	2023	2023
Net income and comprehensive income	$47,309	$62,963	$49,499	$63,600
Depreciation, depletion and amortization	38,765	40,090	40,106	38,412
Non-cash employee stock compensation	2,988	2,354	2,763	1,943
Fair value changes in equity securities	(447)	(25)	462	509
Other non-recurring adjustments	—	—	—	2,440
Interest and other, net	1,630	3,396	4,849	5,758
Income tax expense	27,033	13,356	10,752	2,029
Non-controlling interests in operating income of consolidated subsidiaries	(143)	(183)	(162)	(151)
Adjusted EBITDA	$117,135	$121,951	$108,269	$114,540
Net income margin	32%	41%	36%	44%
Adjusted EBITDA margin	79%	80%	78%	80%

TTM adjusted EBITDA	$461,895

Debt	$146,187
Debt issuance costs	3,813
Cash and equivalents	(137,950)
Net debt	$12,050

Net debt to TTM adjusted EBITDA	0.03x
Cash G&A:

	Three Months Ended March 31,
(amounts in thousands)	2024	2023
General and administrative expense	$11,412	$11,000
Non-cash employee stock compensation	(2,988)	(2,636)
Cash G&A	$8,424	$8,364

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,
(amounts in thousands)	2024	2023	2023	2023
General and administrative expense	$11,412	$9,741	$9,927	$9,093
Non-cash employee stock compensation	(2,988)	(2,354)	(2,763)	(1,943)
Cash G&A	$8,424	$7,387	$7,164	$7,150

TTM cash G&A	$30,125

Adjusted net income and adjusted net income per share:

	Three Months Ended March 31,
(amounts in thousands, except per share data)	2024	2023
Net income and comprehensive income attributable to Royal Gold common stockholders	$47,166	$63,875
Fair value changes in equity securities	(447)	(799)
Discrete tax expense related to Mount Milligan Cost Support Agreement	12,978	—
Tax effect of adjustments	118	212
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	$59,815	63,288

Net income attributable to Royal Gold common stockholders per diluted share	$0.72	$0.97
Fair value changes in equity securities	(0.01)	(0.01)
Discrete tax expense related to Mount Milligan Cost Support Agreement	0.20	—
Tax effect of adjustments	—	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.91	$0.96
Free cash flow:

	Three Months Ended March 31,
(amounts in thousands)	2024	2023
Net cash provided by operating activities	$138,284	$108,655
Acquisition of stream and royalty interests	(1,104)	—
Free cash flow	$137,180	$108,655

Net cash provided by (used in) investing activities	$23,591	$(197)
Net cash used in financing activities	$(128,092)	$(100,228)
Other measures
We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this release and elsewhere include the following:
1.Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.